Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors

For Immediate Release	Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – October 3, 2019 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 31, 2019.

Fiscal 2019 Third Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	3rd Qtr		Dollar	%	3rd Qtr	% of	3rd Qtr	% of
	2019	2018	Change	Change	2019	Sales	2018	Sales
Consolidated (1)	$109.4	$113.0	$(3.5)	-3.1%	$3.4	3.1%	$4.3	3.8%

Wholesale	$62.7	$63.8	$(1.1)	-1.5%	$3.0	4.9%	$3.3	5.2%

Total Retail	$66.5	$65.4	$1.1	1.7%	$(0.4)	-0.6%	$0.9	1.3%

61 Comparable Stores	$60.0	$64.2	$(4.2)	-6.5%	$0.4	0.6%	$1.8	2.8%

Logistical Services (2)	$18.9	$20.1	$(1.2)	-6.1%	$0.6	3.2%	$0.1	0.7%

(1) Our consolidated results include certain intercompany eliminations. See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

(2) Current and prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

Net income for the quarter was $2.2 million or $0.21 per diluted share as compared to $2.9 million or $0.28 per diluted share for the prior year quarter.

“We turned in a much stronger sequential performance compared to this year’s second quarter,” observed Rob Spilman, Chairman and CEO. “We are focused on a number of sales, marketing, and cost reduction measures and some of them began to bear fruit in our 3rd quarter ended August 31, 2019. Still, we are operating in a challenging retail environment that demands a high degree of innovation and operational execution. Although we generated an overall sales increase in our corporate retail division, we posted another quarterly decline in comparable retail store sales. Improving this trend remains our primary focus.”

“Efforts to stimulate more web traffic and increase brand engagement produced encouraging results in the quarter,” continued Spilman. “We now view the combination of web and store traffic holistically and believe that they go hand-in-hand. Although our store traffic declined again during the quarter, it did so at a slower pace. Web traffic improved by 16% over the prior year quarter. We are experimenting with new digital outreach strategies on an individual store market basis and plan to invest more in these efforts going forward. We opened one new store at the end of the period, thus completing our three-year store expansion initiative. Although we will open another licensed location and move an existing corporate store during the fourth quarter, our attention has moved decidedly inward as we devote our energy to driving more sales through our existing fleet. We believe that this thinking is particularly appropriate given the incessant speculation about an economic downturn that remains in the news. In any event, preservation of our balance sheet is important. During the quarter, we generated $6.9 million of operating cash flow, purchased $4.5 million of our stock, and paid $1.3 million in dividends.”

Wholesale Segment

Net sales for the wholesale segment were $62.7 million for the third quarter of 2019 as compared to $63.8 million for the third quarter of 2018, a decrease of $1.1 million or 1.8%. This decrease was primarily driven by a 62% decrease in juvenile furniture shipments as the Company continues to exit this furniture line and a 4.4% decrease to the other open market dealers (outside the Bassett Home Furnishings network). In addition, the wholesale segment ceased selling accessories to the BHF network beginning at the start of the third quarter of 2019. Both the corporate- and licensee-owned stores now purchase accessories directly from third-party accessory providers. Wholesale sales of accessory items during the third quarter of 2018 were $0.9 million. These decreases were partially offset by a 2.2% increase in shipments to the Bassett Home Furnishings network and a $0.7 million increase in Lane Venture shipments. Gross margin for the wholesale segment was 34.5% for the third quarter of 2019 as compared to 33.3% for the prior year quarter due to improved margins in both the wood and upholstery operations from certain raw material cost decreases, improved manufacturing efficiencies and realized container freight savings on imported wood product. SG&A as a percentage of sales increased to 29.6% as compared to 28.1% for the third quarter of 2018. This increase in SG&A as a percentage of sales was primarily driven by higher over-the-road freight costs along with higher marketing and other brand development costs, partially offset by lower incentive compensation costs. Operating income was $3.0 million or 4.9% of sales for the third quarter of 2019 as compared to $3.3 million or 5.2% of sales in the prior year.

“Although the imposition of tariffs has disrupted a portion of our wholesale business, we are well positioned for the most part as domestically produced products comprised almost 80% of our shipments for the quarter,” added Spilman. “Our Bassett Custom Upholstery division, excluding Lane Venture, grew by 3% due in large part to retail sell through of our new $999 price point frames. Lane Venture outdoor furniture shipments grew by 21% despite the tariff exposure that we have on woven wicker and aluminum frames. We are pursuing alternative sourcing but finding vendors of commensurate quality outside of China is not easy. Finally, sales of our imported Bassett Leather products were off by 5.6% as we are fighting through the tariff situation alongside our long time Chinese supplier of this product line. Responding to input from our store designers, we look forward to the introduction of a new domestically produced custom motion program at the upcoming October Fall Furniture Market.”

“On the wood products front, sales of our domestically manufactured Bassett Custom wood division grew by 4.3%,” continued Spilman. “The new Bench Made Midtown line began to ship in the quarter and already produced retail sales beginning with our Labor Day sales event. We plan to continue to expand the Bench Made assortment based on the track record for sales growth that the line has recorded since its inception in October 2014. Sales of our imported Bassett casegoods assortment declined by 17.6% due to the continuing wind down of our juvenile products line and weaker sales of our bedroom and formal dining groups. Although imported wood casegoods remain an important facet of our overall assortment, we have struggled to post consistent sales increases in this area over the past couple of years. We are working with our vendors to produce stronger price points as we move ahead.”

Retail Segment

Net sales for the 71 Company-owned Bassett Home Furnishings stores were $66.5 million for the third quarter of 2019 as compared to $65.4 million for the third quarter of 2018, an increase of $1.1 million or 1.7%. This increase was due to an increase of $5.3 million in non-comparable store sales as the Company has opened 9 stores over the last 18 months, partially offset by a $4.2 million or 6.5% decrease in sales for the 61 comparable stores.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 8.7% for the third quarter of 2019 as compared to the third quarter of 2018.

The consolidated retail operating loss for the third quarter of 2019 was $0.4 million as compared to operating income of $0.9 million for the third quarter of 2018, a decrease of $1.3 million. This also compares to an operating loss of $3.0 million for the second quarter of 2019, a sequential improvement of $2.6 million. The 61 comparable stores generated operating income of $0.4 million for the quarter, or 0.6% of sales, as compared to $1.8 million, or 2.8% of sales, for the prior year quarter. Gross margins for comparable stores were 52.2% for both the third quarter of 2019 and 2018.  SG&A expenses for comparable stores decreased $0.8 million to $31.0 million or 51.6% of sales as compared to $31.8 million or 49.5% of sales for the third quarter of 2018. The increase as a percentage of sales was primarily due to a de-leveraging of fixed costs from lower sales volumes and higher financing costs as more of the Company’s retail customers chose to finance their purchases through the Company’s third-party credit provider. These increases were partially offset by various fixed cost decreases that resulted from changes in the Company’s cost structure.

Non-comparable stores generated sales of $6.5 million with an operating loss of $0.8 million as compared to sales of $1.3 million and an operating loss of $0.9 million in the prior year quarter. As part of the $0.8 million loss for the third quarter of 2019, the Company incurred $0.3 million in new store pre-opening costs, a decrease of $0.2 million from the prior year. In addition, the Company incurred $0.1 million of post opening startup losses for both the third quarter of 2019 and 2018.

Early in September 2019, the Company closed its Gulfport, MS store due to continued operating losses and its desire to exit the geographic market. The Company plans to market the real estate for sale and expects to receive proceeds in excess of its book value.

“We are seeking to improve this year’s comparable store sales trend on multiple fronts,” said Spilman. “Although we saw the customary spike in sales around the Labor Day weekend, our year-over-year results have not improved thus far in the fourth quarter. Positively, despite employing a more aggressive promotional strategy, corporate retail gross margins for the quarter held firm at 52.2%. Our new Everyday Value assortment is building as we added a third upholstery group and our two opening price point bedrooms to the collection. The everyday low-price products, combined with a 14 day in the home service promise, are intended to add an element of immediacy to supplement our in-home design capability, which has generated over 40% of our sales dollars so far this year. Ultimately, the Everyday Value products will comprise 15% to 20% of the SKUs in the line. We are pleased with the sales results of this effort since the initial introduction this spring. In store, we are evaluating the more successful elements of our Generation 3 store prototype, particularly the fixturing and the touch screen technology that we employ. We plan to add these features to several of our current stores to enhance the in-store experience in the coming months. We have also realigned our retail field organization to manage the stores with a more nimble and cost-effective staffing model. We will begin to see the results of these moves toward the end of the fourth quarter and into the 2020 fiscal year.”

Logistical Services Segment

Revenues for Zenith were $18.9 million for the third quarter of 2019 as compared to $20.1 million for 2018, a decrease of $1.2 million or 6.1%.  This decrease was primarily due to the previously announced discontinuation of home delivery services to third-party customers along with lower over the road trucking revenue, partially offset by revenue increases in the third-party warehousing operations. Zenith’s operating expenses were $18.3 million or 96.8% of sales as compared to $20.0 million or 99.3% of sales for the prior year period.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 103 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the third fiscal quarter of 2019, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 31, 2019		August 25, 2018		August 31, 2019		August 25, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$98,369		$99,807		$301,550		$298,605
Logistics	11,050		13,149		36,900		41,603
Total sales revenue	109,419	100.0%	112,956	100.0%	338,450	100.0%	340,208	100.0%

Cost of furniture and accessories sold	42,246	38.6%	44,821	39.7%	133,953	39.6%	133,750	39.3%

Selling, general and administrative expenses excluding new store pre-opening costs	63,519	58.1%	63,279	56.0%	197,495	58.4%	192,986	56.7%
New store pre-opening costs	254	0.2%	532	0.5%	1,117	0.3%	1,435	0.4%
Early retirement program	-	0.0%	-	0.0%	835	0.2%	-	0.0%
Income from operations	3,400	3.1%	4,324	3.8%	5,050	1.5%	12,037	3.5%

Other loss, net	(298)	-0.3%	(492)	-0.4%	(566)	-0.2%	(1,352)	-0.4%
Income before income taxes	3,102	2.8%	3,832	3.4%	4,484	1.3%	10,685	3.1%

Income tax provision	945	0.9%	887	0.8%	1,274	0.4%	4,364	1.3%
Net income	$2,157	2.0%	$2,945	2.6%	$3,210	0.9%	$6,321	1.9%

Basic earnings per share	$0.21		$0.28		$0.31		$0.59

Diluted earnings per share	$0.21		$0.28		$0.31		$0.59

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	August 31, 2019	November 24, 2018
Assets
Current assets
Cash and cash equivalents	$14,638	$33,468
Short-term investments	17,643	22,643
Accounts receivable, net	20,640	19,055
Inventories, net	65,465	64,192
Other current assets	13,417	9,189
Total current assets	131,803	148,547

Property and equipment, net	104,908	104,863

Other long-term assets
Deferred income taxes, net	3,251	3,266
Goodwill and other intangible assets	28,196	28,480
Other	7,258	6,485
Total long-term assets	38,705	38,231
Total assets	$275,416	$291,641

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,363	$27,407
Accrued compensation and benefits	11,046	12,994
Customer deposits	22,484	27,157
Other accrued liabilities	11,821	14,261
Total current liabilities	65,714	81,819

Long-term liabilities
Post employment benefit obligations	12,716	13,173
Other long-term liabilities	13,040	6,340
Total long-term liabilities	25,756	19,513

Stockholders’ equity
Common stock	50,578	52,638
Retained earnings	135,533	140,009
Accumulated other comprehensive loss	(2,165)	(2,338)
Total stockholders' equity	183,946	190,309
Total liabilities and stockholders’ equity	$275,416	$291,641

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Nine Months Ended
	August 31, 2019	August 25, 2018
Operating activities:
Net income	$3,210	$6,321
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,092	9,920
Gain on sale of property and equipment	(98)	(130)
Deferred income taxes	22	2,620
Other, net	161	1,084
Changes in operating assets and liabilities
Accounts receivable	(1,760)	1,183
Inventories	(2,105)	(5,349)
Other current and long-term assets	(1,986)	(496)
Customer deposits	(4,673)	(5,939)
Accounts payable and other liabilities	(4,922)	2,416
Net cash provided by (used in) operating activities	(2,059)	11,630

Investing activities:
Purchases of property and equipment	(10,651)	(12,632)
Proceeds from sale of property and equipment	119	2,488
Proceeds from maturities of investments	5,000	482
Cash paid for business acquisition	-	(15,556)
Other	(506)	(672)
Net cash used in investing activities	(6,038)	(25,890)

Financing activities:
Cash dividends	(3,867)	(7,492)
Proceeds from the exercise of stock options	25	27
Other issuance of common stock	246	264
Repurchases of common stock	(6,845)	(2,848)
Taxes paid related to net share settlement of equity awards	-	(674)
Repayments of notes payable	(292)	(3,233)
Net cash used in financing activities	(10,733)	(13,956)
Change in cash and cash equivalents	(18,830)	(28,216)
Cash and cash equivalents - beginning of period	33,468	53,949
Cash and cash equivalents - end of period	$14,638	$25,733

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Nine Months Ended
	August 31, 2019	August 25, 2018	August 31, 2019	August 25, 2018
Net Sales
Wholesale	$62,690	$63,847	$198,602	$190,735
Retail - Company-owned stores	66,539	65,430	198,736	198,773
Logistical services (1)	18,899	20,119	60,743	62,770
Inter-company eliminations:
Furniture and accessories	(30,860)	(29,470)	(95,789)	(90,903)
Logistical services (1)	(7,849)	(6,970)	(23,842)	(21,167)
Consolidated	$109,419	$112,956	$338,450	$340,208

Operating Income
Wholesale	$3,044	$3,298	$10,399	$9,401
Retail	(431)	858	(6,430)	971
Logistical services	610	139	1,574	758
Inter-company elimination	177	29	342	907
Early retirement program	-	-	(835)	-
Consolidated	$3,400	$4,324	$5,050	$12,037

(1) Prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 24,				August 31,
	2018	Opened*	Closed*	Transfers	2019

Company-owned stores	65	6	-	-	71
Licensee-owned stores	32	1	-	-	33

Total	97	7	-	-	104

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	61 Comparable Stores				56 Comparable Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 31, 2019		August 25, 2018		August 31, 2019		August 25, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$60,018	100.0%	$64,179	100.0%	$174,538	100.0%	$188,067	100.0%

Cost of sales	28,686	47.8%	30,650	47.8%	85,572	49.0%	90,917	48.3%

Gross profit	31,332	52.2%	33,529	52.2%	88,966	51.0%	97,150	51.7%

Selling, general and administrative expense*	30,975	51.6%	31,750	49.5%	90,557	51.9%	91,937	48.9%

Income (loss) from operations	$357	0.6%	$1,779	2.8%	$(1,591)	-0.9%	$5,213	2.8%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 31, 2019		August 25, 2018		August 31, 2019		August 25, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$6,521	100.0%	$1,251	100.0%	$24,198	100.0%	$10,706	100.0%

Cost of sales	3,163	48.5%	700	56.0%	12,006	49.6%	5,356	50.0%

Gross profit	3,358	51.5%	551	44.0%	12,192	50.4%	5,350	50.0%

Selling, general and administrative expense	3,892	59.7%	940	75.1%	15,914	65.8%	8,157	76.2%
Pre-opening store costs**	254	3.9%	532	42.5%	1,117	4.6%	1,435	13.4%

Income (loss) from operations	$(788)	-12.1%	$(921)	-73.6%	$(4,839)	-20.0%	$(4,242)	-39.6%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and store opening  date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.